TransMontaigne Announces Fourth Quarter and Full Year 2017 Results and the Filing of its 2017 Annual Report on Form 10-K

•	Acquired two terminal facilities on the U.S. West Coast with approximately 5 million barrels of active storage capacity, for approximately $277 million
•

Announced that we will construct 870,000 barrels of a Collins Phase II buildout, supported by the execution of a significant long-term, fee-based anchor agreement with a third party for new storage capacity

•	Achieved record levels of revenue, EBITDA and distributable cash flow for the full year 2017
•	Net earnings for the fourth quarter of 2017 totaled $10.1 million, compared to $13.2 million in the prior year fourth quarter
•	Consolidated EBITDA for the fourth quarter of 2017 totaled $27.0 million, compared to $25.5 million in the prior year fourth quarter
•	Distributable cash flow for the fourth quarter of 2017 totaled $19.1 million, compared to $19.3 million in the prior year fourth quarter
•	Distribution coverage for full year 2017 was 1.45x; leverage as of December 31, 2017 was 4.38x on an as adjusted basis for the acquisition of the West Coast terminal facilities
•	Increased the quarterly cash distribution for the ninth consecutive quarter to $0.77, reflecting an 8.5% increase over prior year quarterly distribution

Denver, Colorado, March 15, 2018 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced fourth quarter and full year 2017 financial and operating results.

“Our business continues to perform extremely well, resulting in record levels of revenue, EBITDA and distributable cash flow for 2017,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners. “Our growth in 2017 was largely driven by the completion of our fully-contracted $75 million Collins phase I expansion, which added 2 million barrels of storage capacity at attractive investment returns.  Our performance and stable cash flows have allowed us to provide strong and consistent growth in our quarterly distribution, while maintaining a conservative distribution coverage ratio of more than 1.4x for 2017. We are excited to have completed the acquisition of the West Coast terminals in December; strategically expanding our terminal footprint into the San Francisco Bay Area refining complex and growing our base of long-term fee-based cash flows. Additionally, we are excited to announce a Phase II buildout of our Collins, Mississippi terminal, supported by an anchor agreement for new capacity with a third party customer. We remain committed to growth in our business over the long-term, and we continue to execute on our expansion plans, including growth through asset maximization, organic expansion projects and potential acquisitions.”

FINANCIAL RESULTS

Revenue for the fourth quarter of 2017 totaled $47.6 million, an increase of $5.1 million, or approximately 12%, compared to the $42.5 million reported for the fourth quarter of 2016. Consolidated EBITDA totaled $27.0 million for the fourth quarter of 2017, representing an increase of $1.5 million, or approximately 5.9%, compared to the $25.5 million reported for the fourth quarter of 2016. The improvement compared to

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

the prior year was primarily attributed to our Collins Phase I terminal expansion coming fully on-line in 2017.

Our terminaling services agreements are structured as either throughput agreements or storage agreements. Our throughput agreements contain provisions that require our customers to make minimum payments, which are based on contractually established minimum volume of throughput of the customer’s product at our facilities over a stipulated period of time. Due to this minimum payment arrangement, we recognize a fixed amount of revenue from the customer over a certain period of time, even if the customer throughputs less than the minimum volume of product during that period. In addition, if a customer throughputs a volume of product exceeding the minimum volume, we would recognize additional revenue on this incremental volume.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity available to the customer under the agreement, which results in a fixed amount of recognized revenue.

We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  With respect to the fourth quarter 2017, approximately 75% of our total revenue was derived from terminaling services agreements that contain firm commitments.   As of December 31, 2017, approximately 66% of our terminaling services revenues for the fourth quarter of 2017 were generated from firm commitments with remaining terms of three years or more.

An overview of our financial performance for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016, includes:

•

Operating income for the quarter ended December 31, 2017 was approximately $13.6 million compared to $14.6 million for the quarter ended December 31, 2016.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $5.1 million to $47.6 million due to increases in revenue at our Gulf Coast, Midwest, and Southeast terminals of approximately $0.6 million, $0.2 million and $3.8 million, respectively, partially offset by decreases in revenue at our Brownsville and River terminals of approximately $1.1 million and $0.1 million, respectively. The December 15, 2017 acquisition of the West Coast terminals added approximately $1.7 million to revenue.

o

Direct operating costs and expenses decreased approximately $0.3 million to $17.5 million due to decreases in Gulf Coast, Midwest, Brownsville, River and the Southeast terminals of approximately $0.2 million, $0.1 million, $0.3 million, $0.2 million and $0.1 million, respectively. The acquisition of the West Coast terminals added approximately $0.6 million to expense.

o

General and administrative expenses increased approximately $3.0 million to $6.1 million primarily due to costs associated with our pursuit of acquisition opportunities, such as the West Coast terminals.

o	Insurance expenses decreased approximately $0.2 million to $1.1 million.
o	Equity-based compensation expense decreased approximately $0.3 million to $0.3 million.
o	Depreciation and amortization expenses increased approximately $1.4 million to $9.6 million.
o	Earnings from unconsolidated affiliates decreased approximately $2.6 million to $0.5 million due to lower earnings associated with our investment in BOSTCO.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

•

Net earnings were $10.1 million for the quarter ended December 31, 2017 compared to $13.2 million for the quarter ended December 31, 2016. The decrease was principally due to the changes in quarterly operating income discussed above and an increase in interest expense of approximately $2.0 million. The increase in interest expense is partially attributable to the recognition of unrealized gains in determining the fair value of our interest rate swap agreements. In the fourth quarter 2017 we recognized unrealized gains of $0.1 million compared to unrealized gains of $0.9 million in the fourth quarter 2016.

•	Quarterly net earnings per limited partner unit was $0.41 per unit for the quarter ended December 31, 2017 compared to $0.65 per unit for the quarter ended December 31, 2016.
•	Consolidated EBITDA for the quarter ended December 31, 2017 was $27.0 million compared to $25.5 million for the quarter ended December 31, 2016.
•	Distributable cash flow for the quarter ended December 31, 2017 was $19.1 million compared to $19.3 million for the quarter ended December 31, 2016.
o	The distribution declared per limited partner unit was $0.77 per unit for the quarter ended December 31, 2017 compared to $0.71 per unit for the quarter ended December 31, 2016.
o	We paid aggregate distributions of $16.1 million for the quarter ended December 31, 2017, resulting in a quarterly distribution coverage ratio of 1.19x.

An overview of our financial performance for the year ended December 31, 2017 compared to the year ended December 31, 2016, includes:

•

Operating income for the year ended December 31, 2017 was approximately $60.2 million compared to $52.7 million for the year ended December 31, 2016. Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $18.4 million to $183.3 million due to increases in revenue at the Gulf Coast and Southeast terminals of approximately $6.2 million and $17.1 million, respectively, partially offset by decreases in revenue at the Midwest, Brownsville and River terminals of approximately $0.2 million, $4.8 million and $1.6 million, respectively. The December 15, 2017 acquisition of the West Coast terminals added approximately $1.7 million to revenue.

o

Direct operating costs and expenses decreased approximately $0.7 million to $67.7 million due to decreases in the Gulf Coast, Midwest, Brownsville and River terminals of approximately $0.1 million, $0.4 million, $0.9 million and $1.3 million, respectively, partially offset by an increase at the Southeast terminals of approximately $1.4 million. The acquisition of the West Coast terminals added approximately $0.6 million to expense.

o

General and administrative expenses increased approximately $5.3 million to $19.4 million primarily due to costs associated with our pursuit of acquisition opportunities, such as the West Coast terminals.

o	Equity-based compensation expense decreased approximately $0.3 million to $3.0 million.
o	Depreciation and amortization expense increased approximately $3.6 million to $36.0 million.
o	Earnings from investments in unconsolidated affiliates decreased approximately $2.9 million to $7.1 million due to lower earnings associated with our investment in BOSTCO.
•	Net earnings were $48.5 million for the year ended December 31, 2017 compared to $44.1 million for the year ended December 31, 2016. The increase was principally due to the changes in annual

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

operating income discussed above and an increase in interest expense of approximately $2.7 million.
•	Annual net earnings per limited partner unit was $2.20 per unit for the year ended December 31, 2017 compared to $2.14 per unit for the year ended December 31, 2016.
•	Consolidated EBITDA for the year ended December 31, 2017 was $108.5 million compared to $96.2 million for the year ended December 31, 2016.
•	Distributable cash flow for the year ended December 31, 2017 was $88.7 million compared to $75.9 million for the year ended December 31, 2016.
o	The distribution declared per limited partner unit was $2.99 per unit for the year ended December 31, 2017 compared to $2.78 per unit for the year ended December 31, 2016.
o	We paid aggregate distributions of $61.3 million for the year ended December 31, 2017, resulting in an annual distribution coverage ratio of 1.45x.

RECENT DEVELOPMENTS

West Coast terminals acquisition. On December 15, 2017, we acquired the West Coast terminals from a third party for a total purchase price of approximately $276.8 million. The purchase price reflects a less than ten times multiple of the Partnership’s estimate of the 2018 EBITDA attributable to the West Coast terminals based on current customer contracts and historical and anticipated activity levels, revenues and operating costs. The acquisition was financed with borrowings under our credit facility. The West Coast terminals are two waterborne refined product and crude oil terminals located in the San Francisco Bay Area refining complex with a total of 64 storage tanks with approximately 5 million barrels of active storage capacity. The West Coast terminals have access to domestic and international crude oil and refined products markets through marine, pipeline, truck and rail logistics capabilities. Pursuant to a new long-term terminaling services agreement with a third party customer, we have begun the construction of an additional 125,000 barrels of storage capacity at one of the terminals.

Expansion of our Collins bulk storage terminal. Our Collins/Purvis, Mississippi terminal complex is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems. We previously entered into long-term terminaling services agreements with various customers for approximately 2 million barrels of new tank capacity at our Collins, terminal. The revenue associated with these agreements came on-line upon completion of the construction of the new tank capacity at various stages beginning in the fourth quarter of 2016 through the second quarter of 2017. The aggregate cost of the approximately 2 million barrels of new tank capacity was approximately $75 million, with expected annual cash returns in the high-teens. With the completion of our Phase I expansion, our Collins/Purvis terminal complex has current active storage capacity of approximately 5.4 million barrels.

In addition to the Phase I expansion at our Collins terminal, in the second half of 2017 we obtained an air permit for an additional 5 million barrels of capacity for a Phase II buildout. We have started the design and buildout of 870,000 barrels of new storage capacity supported by the  execution of a new  long-term, fee-based terminaling services agreement with a third party customer, which constitutes the beginning of a Phase II buildout. To facilitate our further expansion of tankage at Collins, we also recently entered into an agreement with Colonial Pipeline Company for significant improvements to the Colonial Pipeline receipt and delivery manifolds and our related receipt and delivery facilities. The improvements will result

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

in significant increased flexibility for our Collins customers including the simultaneous receipt and delivery of gasoline from and to Colonial’s Line 1 at full line rates including the ability to receive and deliver segregated batches at these rates; a dedicated and segregated line for the receipt and delivery of distillates from and to Colonial’s Line 2; and a dedicated and segregated line for the receipt and delivery of jet fuel from and to Colonial’s Line 2. The anticipated cost of the approximately 870,000 barrels of new storage capacity and our share of the improvements to the pipeline connections is approximately $55 million, with expected annual cash returns in the low-teens. We are currently in active discussions with several other existing and prospective customers regarding additional future capacity at our Collins terminal.

Credit facility amendment. In connection with our West Coast terminals acquisition, we entered into an amendment to our revolving credit facility on December 14, 2017, which increased the lender commitments under our revolving credit facility from $600 million to $850 million.

Public offering of senior notes. On February 12, 2018, the Partnership and TLP Finance Corp., our wholly owned subsidiary, completed the sale of $300 million of 6.125% senior notes, issued at par and due 2026 (the “Senior Notes”). The Senior Notes were guaranteed on a senior unsecured basis by each of our wholly owned subsidiaries that guarantee obligations under our revolving credit facility. Net proceeds were used primarily to repay indebtedness under our revolving credit facility.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2017, outstanding borrowings on our $850 million revolving credit facility were $593.2 million.  For the trailing twelve months, on an as adjusted basis for our acquisition of the West Coast terminals, our Consolidated EBITDA was $135.4 million, resulting in a debt to Consolidated EBITDA ratio of 4.38x. Consolidated EBITDA is a non-GAAP financial performance measure used in the calculation of the leverage ratio requirement under our revolving credit facility. See Attachment B hereto for a reconciliation of Consolidated EBITDA to net earnings. See also Attachment C hereto for a table showing the calculation of our total leverage ratio and interest coverage ratio and a reconciliation of Consolidated EBITDA to Cash flows provided by operating activities.

For the fourth quarter of 2017, we reported $20.3 million in total capital expenditures. As of December 31, 2017, remaining expenditures for approved expansion projects are estimated to be approximately $70 million. Approved expenditures primarily include the construction costs associated with the expansion at our Collins and West Coast terminals, as further discussed above.

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.77 per unit for the period from October 1, 2017 through December 31, 2017. This $0.015 increase over the previous quarter reflects the ninth consecutive increase in the quarterly distribution and represents annual growth of 8.5% over the prior year fourth quarter distribution. This distribution was paid on February 8, 2018 to unitholders of record on January 31, 2018.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

FILING OF ANNUAL REPORT ON FORM 10-K

TransMontaigne Partners L.P.’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 15, 2018 and was simultaneously posted to our website: www.transmontaignepartners.com. Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing the Partnership’s complete audited financial statements for the year ended December 31, 2017 free of charge by contacting TransMontaigne Partners L.P., Attention: Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

CONFERENCE CALL

On Thursday, March 15, 2018, the Partnership will hold a conference call for analysts and investors at 12:00 p.m. (noon) Eastern Time to discuss our fourth quarter and full year 2017 results.  Hosting the call will be Fred Boutin, Chief Executive Officer, and Rob Fuller, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers (201) 689-8471.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 13677624.  The replay will be available until March 29, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available until March 29, 2018.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on future growth prospects and acquisitions include, without limitation, (i) our ability to identify suitable growth projects or acquisitions; (ii) our ability  to complete identified projects timely and at expected costs, (iii) competition for acquisition opportunities, and (iv) the successful integration and performance of acquired assets or businesses and the risks of operating assets or businesses that are distinct from our historical operations.   Key risk factors associated with the West Coast terminals include, without limitation: (i) the successful integration and performance of the acquired assets, (ii) adverse changes in general economic or market conditions, and (iii) competitive factors such as pricing pressures and the entry of new competitors. Key risk factors associated with the Collins terminal expansion and related improvements include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations. Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements. Our throughput agreements contain provisions that require our customers to make minimum payments, which are based on contractually established minimum volume of throughput of the customer’s product at our facilities over a stipulated period of time. Due to this minimum payment arrangement, we recognize a fixed amount of revenue from the customer over a certain period of time, even if the customer throughputs less than the minimum volume of product during that period. In addition, if a customer throughputs a volume of product exceeding the minimum volume, we would recognize additional revenue on this incremental volume.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity available to the customer under the agreement, which results in a fixed amount of recognized revenue.

We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.” Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “ancillary.” The majority of our “ancillary” revenue is derived from fees we charge our customers to inject additive compounds into product that the customer is storing at our terminals. The “firm commitments” and “ancillary” revenue included in terminaling services fees were as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Terminaling services fees:
Firm commitments	$35,607	$30,207	$135,197	$116,341
Ancillary	2,292	2,405	10,347	9,749
Total terminaling services fees	37,899	32,612	145,544	126,090
Pipeline transportation fees	1,116	1,799	5,719	6,789
Management fees and reimbursed costs	2,372	2,284	9,202	8,844
Other	6,222	5,829	22,807	23,201
Total revenue	$47,609	$42,524	$183,272	$164,924

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended December 31, 2017 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$1,393	4%
1 year or more, but less than 3 years remaining	10,770	30%
3 years or more, but less than 5 years remaining	14,072	40%
5 years or more remaining	9,372	26%
Total firm commitments for the three months ended December 31, 2017	$35,607

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on March 15, 2018 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Income Statement Data
Revenue	$47,609	$42,524	$183,272	$164,924
Direct operating costs and expenses	(17,486)	(17,758)	(67,700)	(68,415)
General and administrative expenses	(6,135)	(3,171)	(19,433)	(14,100)
Earnings from unconsolidated affiliates	507	3,089	7,071	10,029
Operating income	13,571	14,565	60,187	52,711
Net earnings	10,095	13,201	48,493	44,106
Net earnings allocable to limited partners	6,604	10,588	35,788	34,799
Net earnings per limited partner unit—basic	$0.41	$0.65	$2.20	$2.14

	December 31,	December 31,
	2017	2016
Balance Sheet Data
Property, plant and equipment, net	$655,053	$416,748
Investments in unconsolidated affiliates	233,181	241,093
Goodwill	9,428	8,485
Customer relationships, net	47,136	338
Total assets	987,003	689,694
Long-term debt	593,200	291,800
Partners’ equity	364,217	372,734

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2017 and 2016 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$45,364	$45,449	$47,609	$183,272
Direct operating costs and expenses	(16,511)	(15,984)	(17,719)	(17,486)	(67,700)
General and administrative expenses	(3,971)	(4,080)	(5,247)	(6,135)	(19,433)
Insurance expenses	(1,006)	(1,002)	(999)	(1,057)	(4,064)
Equity-based compensation expense	(1,817)	(352)	(544)	(286)	(2,999)
Depreciation and amortization	(8,705)	(8,792)	(8,882)	(9,581)	(35,960)
Earnings from unconsolidated affiliates	2,560	2,120	1,884	507	7,071
Operating income	15,400	17,274	13,942	13,571	60,187
Interest expense	(2,152)	(2,525)	(2,656)	(3,140)	(10,473)
Amortization of deferred financing costs	(294)	(271)	(320)	(336)	(1,221)
Net earnings	$12,954	$14,478	$10,966	$10,095	$48,493

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$40,638	$42,524	$164,924
Direct operating costs and expenses	(15,906)	(17,703)	(17,048)	(17,758)	(68,415)
General and administrative expenses	(3,878)	(3,446)	(3,605)	(3,171)	(14,100)
Insurance expenses	(895)	(912)	(969)	(1,305)	(4,081)
Equity-based compensation expense	(2,155)	(258)	(251)	(599)	(3,263)
Depreciation and amortization	(7,935)	(8,064)	(8,169)	(8,215)	(32,383)
Earnings from unconsolidated affiliates	1,850	2,130	2,960	3,089	10,029
Operating income	11,707	12,883	13,556	14,565	52,711
Interest expense	(2,792)	(2,368)	(1,467)	(1,160)	(7,787)
Amortization of deferred financing costs	(205)	(205)	(204)	(204)	(818)
Net earnings	$8,710	$10,310	$11,885	$13,201	$44,106

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

	October 1, 2017	January 1, 2017
	through	through
	December 31, 2017	December 31, 2017
Net earnings	$10,095	$48,493
Depreciation and amortization	9,581	35,960
Earnings from unconsolidated affiliates	(507)	(7,071)
Distributions from unconsolidated affiliates	4,032	17,128
Equity-based compensation expense	286	2,999
Settlement of tax withholdings on equity-based compensation	—	(711)
Interest expense	3,140	10,473
Amortization of deferred financing costs	336	1,221
Consolidated EBITDA (1)(2)	26,963	108,492
Permitted acquisition credit	5,900	26,900
Consolidated EBITDA for the total leverage ratio (1)(2)	32,863	135,392
Interest expense	(3,140)	(10,473)
Unrealized gain on derivative instruments	(77)	(232)
Amortization of deferred financing costs	(336)	(1,221)
Amounts due under long-term terminaling services agreements, net	3	450
Project amortization of deferred revenue under GAAP	(278)	(765)
Project amortization of deferred revenue for DCF	670	2,342
Capitalized maintenance	(4,698)	(9,935)
Permitted acquisition credit	(5,900)	(26,900)
“Distributable cash flow”, or DCF, generated during the period (2)	$19,107	$88,658

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$16,063	$61,303
Distribution coverage ratio (2)	1.19x	1.45x

(1)	Reflects the calculation of Consolidated EBITDA in accordance with the definition for such financial metric in our revolving credit facility.
(2)

Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual  Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission on March 15, 2018. Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT C

CREDIT FACILITY FINANCIAL COVENANTS

The primary financial covenants contained in our revolving credit facility are (i) a total leverage ratio test (not to exceed 5.25 to 1.0), (ii) a senior secured leverage ratio test (not to exceed 3.75 to 1.0), and (iii) a minimum interest coverage ratio test (not less than 3.0 to 1.0; however while any Qualified Senior Notes are outstanding not less than 2.75 to 1.0). These financial covenants are based on a non-GAAP, defined financial performance measure within our revolving credit facility known as “Consolidated EBITDA.”

The following provides the calculation of “total leverage ratio” and “interest coverage ratio” as such terms are used in our revolving credit facility for certain financial covenants (in thousands, except ratios):

					Twelve months
	Three months ended				ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Financial performance debt covenant test:
Consolidated EBITDA (1)	$27,329	$28,819	$25,381	$26,963	$108,492
Permitted acquisition credit (2)	7,000	7,000	7,000	5,900	26,900
Consolidated EBITDA for the total leverage ratio (1)	$34,329	$35,819	$32,381	$32,863	$135,392
Consolidated funded indebtedness					$593,200
Total leverage ratio					4.38	x
Consolidated EBITDA for the interest coverage ratio (1)	$27,329	$28,819	$25,381	$26,963	$108,492
Consolidated interest expense (1)(3)	$2,410	$2,487	$2,591	$3,217	$10,705
Interest coverage ratio					10.13	x
Reconciliation of consolidated EBITDA to cash flows provided by operating activities:
Consolidated EBITDA for the total leverage ratio (1)	$34,329	$35,819	$32,381	$32,863	$135,392
Permitted acquisition credit (2)	(7,000)	(7,000)	(7,000)	(5,900)	(26,900)
Consolidated interest expense	(2,152)	(2,525)	(2,656)	(3,140)	(10,473)
Unrealized loss (gain) on derivative instruments	(258)	38	65	(77)	(232)
Amortization of deferred revenue	(51)	10	(170)	(122)	(333)
Settlement of tax withholdings on equity-based compensation	382	25	304	—	711
Change in operating assets and liabilities	5,113	(342)	4,477	(3,709)	5,539
Cash flows provided by operating activities	$30,363	$26,025	$27,401	$19,915	$103,704

(1)	Reflects the calculation of Consolidated EBITDA and Consolidated interest expense in accordance with the definition for such financial metrics in our revolving credit facility.
(2)

Reflects a credit of $7.0 million per quarter relating to the acquisition of the West Coast terminals, which qualified as a “Permitted Acquisition” under the terms of our revolving credit facility. For the three months ended December 31, 2017, such $7.0 million credit was reduced by approximately $1.1

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

million, which is the amount of actual Consolidated EBITDA we recognized relating to the West Coast terminals following the acquisition on December 15, 2017.
(3)	Consolidated interest expense, used in the calculation of the interest coverage ratio, excludes unrealized gains and losses recognized on our derivative instruments.

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com